CODE of ETHICS

Updated July 31, 2017

Essex Investment Management Company, LLC

125 High Street, Suite 1803

Boston, MA 02110

617-342-3200

1603 Orrington Avenue

Suite 950

Evanston, IL 60201

847-563-5600

Table of Contents

Introduction

Fiduciary Considerations

I.	Code of Ethics and Statement of Policies and Procedures on Insider Trading
	I-1	General Principals
	I-2	Persons to Whom this Code Applies
	I-3	Certain Investing Guidelines for Employees
	I-4	Procedural Requirements
	I-5	Reporting Requirements
	I-6	Statement of Policies with Respect to the Flow and Use of Material Nonpublic (Inside) Information
	I-7	Sanctions
	I-8	Compliance and Operating Risk Committee
	I-9	Client and Company Confidentiality
	I-10	Recordkeeping Requirements
	I-11	Waivers

II.	General Business Conduct and Avoiding Conflicts of Interest
	II-1	Gifts, Business Entertainment and Essex-Sponsored Events
	II-2	Political and Charitable Contributions, Public Positions and Outside Business Activities and Outside Business Relationships

Appendices

Appendix A	Compliance Manual Acknowledgement and Confirmation
Appendix B	Pre-clearance Form
Appendix C	Initial and Annual Code of Ethics Certification
Appendix D	Initial or Annual Holdings Report
Appendix E	Monthly Transaction Report
Appendix F	Annual Compliance Questionnaire
Appendix G	Acknowledgement and Confirmation of Essex’s Statement of Policies and Procedures with Respect to the Flow and use of Material Nonpublic (Inside) Information
Appendix H	Gifts and Entertainment Report
Appendix I	Political Contribution Pre-clearance Form

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INTRODUCTION

A.	Purpose. This Compliance Manual (the “Manual”) contains the written compliance policies and procedures of Essex Investment Management Company, LLC (“Essex” or the “Firm”) and shall be followed by all personnel in carrying out their responsibilities with Essex. As an investment adviser registered with the Securities and Exchange Commission, the Firm conducts its business subject to certain requirements. The Manual’s purpose is to help ensure that Essex conducts its business in compliance with all applicable federal and state laws, rules, and regulations and in keeping with the highest level of professional and ethical standards.

All Firm personnel are required to read this Manual and to annually sign an acknowledgment of receipt and confirmation of compliance with its provisions (see Appendix A).

While Essex’s Management Committee provides an oversight function for all Essex’s operations, the Chief Compliance Officer (“CCO”) of Essex is responsible for enforcing and monitoring the compliance with all provisions in this Manual. The CCO may delegate duties and responsibilities outlined in this Manual to a designee, as appropriate.

B.	Guidelines Only. The information and procedures provided within this Manual represent guidelines to be followed by Essex’s personnel and are not inclusive of all laws, rules, and regulations that govern the activities of Essex.

C.	Amendments. Essex will review the adequacy of this Manual no less frequent than annually, and amend the Manual as needed. A hard copy may be obtained upon request of the CCO.

D.	Questions. Any questions concerning the policies and procedures contained within this Manual should be directed to the appropriate business manager or to Essex's CCO.

E.	Limitations of Use. Essex is the sole owner of all rights in this Manual, and the Manual must be returned to Essex immediately upon termination of employment. The information contained herein is confidential and proprietary and may not be disclosed to any third party or otherwise shared or disseminated in any way without the prior written approval of the CCO.

F.	Violations. Violations of any of the enclosed policies or procedures may result in disciplinary sanctions, up to and including fines, disgorgement of profits, termination of employment, and notification of appropriate governmental or regulatory authorities.

G.	Abbreviations. For purposes of this Manual, the following abbreviations have been used:

1.	Essex Investment Management Company, LLC	Essex or the Firm
2.	Essex’s officers, directors, principals, Employees	Employee
3.	Oram Corporate Advisors	IT Vendor
4.	Employee Retirement Income Security Act	ERISA
5.	Investment Advisers Act of 1940	Advisers Act
6.	Investment Company Act of 1940	IC Act
7.	Financial Industry Regulatory Authority	FINRA
8.	Securities and Exchange Commission	SEC
9.	Securities Exchange Act of 1934	Exchange Act
10.	Securities Act of 1933	Securities Act
11.	Traders	Marty Cournan and Elizabeth Giroux

Michael S. McCarthy

Senior Vice President, Chief Compliance Officer (CCO) and Chief Operating Officer (COO). As used herein, CCO will refer to Michael McCarthy, or his authorized designee.

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FIDUCIARY CONSIDERATIONS

As a registered investment adviser and fiduciary, Essex has established policies and procedures to ensure the highest standards in the Firm’s operations and compliance with all regulatory requirements.

Compliance involves more than acting with honesty and good faith alone; it means that Essex has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

All Employees are required to carry out the Firm’s business in keeping with the following important fiduciary considerations:

Disinterested Advice

Essex must provide advice that is in the client’s best interest. Employees must not place their interests ahead of the client’s interest under any circumstances.

Disclosure

Essex must disclose all material facts regarding the Firm to every client, including information regarding the advisory services rendered, investment management fees charged, and conflicts of interest. Both the disclosure brochure (or Form ADV, Part 2) and the client’s investment advisory agreement provide these disclosures. Employees should not make additional oral disclosures that contradict those presented in both the disclosure brochure and the client’s agreement.

Conflicts of Interest

Employees should be aware that potential or actual conflicts of interest may arise and therefore must disclose any potential or actual conflicts of interest to the CCO. Examples of such conflicts may include, among others, immediate family member employment with broker-dealers, Employee positions or board memberships outside of Essex, or immediate family member positions on boards of publicly traded companies. It is the CCO’s responsibility to determine the disposition of such conflicts of interest, including whether disclosure may be required in Essex’s Form ADV.

Confidentiality

Client records and financial information must be treated with strict confidentiality. Such information should not be disclosed, except as required by law or for legitimate business purposes.

Note nothing in this Manual or any Essex policy or agreement prohibits any Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding a possible securities law violation, or the violation of any other law or regulation applicable to Essex or of any policy contained in the Manual.

Fraud

Engaging in any fraudulent, deceptive or manipulative conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to, misrepresentation, non-disclosure of fees, and misappropriation of client funds.

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CODE OF ETHICS AND STATEMENT OF POLICIES AND PROCEDURES
ON INSIDER TRADING

I-1	General Principals

As an investment adviser, Essex and its Employees owe a fiduciary responsibility to our clients; this requires each of us to put the interest of our clients first. A critical component of our fiduciary duty to our clients is to avoid potential conflicts of interest. As such, our Code of Ethics (“Code”) requires the following:

•	All Employees must place the interest of our clients first;
•	All Employees must execute personal securities transactions in compliance with this Code and to avoid any actual or potential conflicts of interest. Even the appearance of a conflict of interest must be anticipated and avoided;
•	No Employee should take inappropriate advantage of their position and/or unfair advantage of information that they learn; and
•	All Employees must comply with all applicable federal securities laws.

A.	Code Not to Forbid or Even Discourage Personal Investing

It is not the primary intention of this Code to forbid or even discourage the accumulation and management, by Employees of a personal portfolio consisting of securities generally available to the public including securities in the portfolios of client accounts. Indeed, a sound personal investment program is one very good way to develop an analytical skill in dealing with the market and can be of great value to the client accounts. Such a course of action must however, in recognition of the service relationship to the clients, be carried on in accordance with certain standards and guidelines that have been established for everyone’s protection. Essex, as a Registered Investment Advisor, is involved in a highly regulated industry to ultimately protect a number of concerns/parties including our Employees and clients.

B.	Restricted Activities

Among other things, it is clear that each Essex Employee and their Immediate Family Members (as defined below) are considered an Access Person under this Code, and should be certain that he/she avoid:

1.	Purchasing or selling securities in such a way as to compete in the marketplace with the accounts of clients managed by Essex, or otherwise acting to injure their transactions;

2.	Using knowledge of client securities transactions to profit by the market effect of such client transactions;

3.	Placing a transaction, which in hindsight, might take on the appearance of “front-running” clients’ accounts; or

4.	Giving to others information not generally available to the public of proposed or current purchases or sales by the clients (except to the extent necessary to the carrying on of the business of the clients) because of the possibility of such others taking action detrimental or potentially detrimental to the client accounts or potentially benefiting from the market effect of such client transaction.

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C.	Enforcement of Code

The CCO and the Firm’s Compliance and Operating Risk Committee will have full and complete authority to enforce this Code, and their decisions under this Code will be final.

D.	Compliance with Federal Securities Laws

All Employees must comply with all applicable federal securities laws, including the laws regarding insider trading (as described more fully in Appendix G).

I-2	Persons to Whom this Code Applies

A.	The requirements of this Code apply directly to all “Access Persons”. For purposes of this Code, Essex defines Access Persons as:

1.	Essex Employees;

2.	“Immediate Family Members” of Essex Employees sharing the same household as the Employee. For purposes of this Code, Essex defines Immediate Family Members to include any child, stepchild, foster child, grandchild, parent, stepparent, grandparent, spouse, domestic or civil partner, significant other, brother, sister, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and including adoptive relationships;

3.	Any unrelated person whose investments are controlled by the Employee; and

4.	Any person to whose financial support an Employee materially contributes.

B.	The Code may apply to others indirectly, as determined by the CCO.

The intent of this Code cannot be circumvented by an Access Person providing information to a person, not described in Section A. above, with the expectation that that person will trade on such information. Thus, for example, an Access Person may not provide information to a brother or sister not living with him/her with the expectation that that brother or sister will trade on the information.

C.	Temporary Access Persons

The Firm, at the CCO’s discretion, may also subject certain individuals, including interns, co-ops, temporary Employees, contract Employees or independent contractors to any part or all of the Firm’s Code and its requirements.

D.	Temporary Exemption from Code Application – Leave of Absence

Employees of Essex on an approved leave of absence may not be subject to the pre-clearance and reporting provisions of the Code, provided they meet the following requirements and obtain pre-approval from the Firm’s CCO: (i) they do not participate in, obtain information with respect to, or make recommendations as to, the purchase and sale of securities on behalf of a privatee fund or separately managed account; (ii) they do not have access to information regarding the day-to-day investment activities of Essex; and (iii) they do not devote substantially all of their time to the activities of Essex.

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I-3	Certain Investing Guidelines for Employees

All Access Persons must adhere to the following restrictions:

A.	Simultaneous Transactions

Essex Employees and other Access Persons may not purchase, sell, short, etc. any security if, within the seven

(7) calendar days prior to the time a Trader pre-clears the transaction, Essex has had activity in such security or an equivalent on behalf of any of its clients. The personal securities transactions of the Traders shall be pre- cleared by the CCO.

Any simultaneous transactions, i.e., any purchase or sale of any security by any Access Person simultaneously with, or at approximately the same time as a client account, may involve a conflict with our clients and therefore may be a violation of the Code whether or not there is any detriment to the client account and whether or not any individual benefits thereby.

A pattern of buying or selling at approximately the same time as any client account, or in advance of any client account, carries with it, at a minimum, the appearance of a violation of the Code. The CCO will carefully consider with any Access Person any transaction that has an appearance of a joint participation or simultaneous transaction. If an Access Person intends to purchase or sell any security that is held by a client account, or has knowledge that a particular asset is being considered for purchase or sale by client accounts, it is recommended that that Access Person review the potential purchase or sale with the CCO.

Front-running is strictly prohibited by this Code. Front-running violations are typified in personal trades conducted shortly before Essex’s transaction and is calculated to capitalize on the market effect of Essex’s trading. Obviously, an Access Person’s transactions having the possible appearance of front-running should be avoided even though that was not the intent. Trading by an Access Person immediately after a trade by Essex may allow that person to benefit from any market effect caused by Essex’s trades.

In an effort to avoid any appearance of front-running or other impermissible conduct, the CCO will periodically review Employee trades to determine whether Essex traded within the 7 calendar day period following an Employee trade. In the event that Essex traded within the 7 calendar day period following an Employee trade, the CCO will consider all relevant facts and circumstances of such Employee trades (considerations may include how many Essex client accounts traded in that security, whether the Employee had any knowledge of the client account(s) trading in such security, whether there is any pattern of trading by such Employee that appears to be in violation of the letter or intent of this Code, or any other relevant facts), and if necessary will discuss such Employee trade with the Compliance and Operating Risk Committee. Both the CCO and the Compliance and Operating Risk Committee will have the discretion to require the reversal of any such Employee trade, and any profits of such trade to be donated to charity, and to apply any sanction that is deemed appropriate.

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B.	Initial Public and Secondary Offerings

No Access Person may engage in personal transactions involving the purchase of any security on an initial public offering or a secondary offering. This restriction also includes new issues resulting from spin-offs, municipal securities and thrift conversions. In certain circumstances, the CCO shall have the discretion to grant exceptions to this provision. The pre-approval process follows the same process outlined below for Private Placements and Investment Letter Securities. Such a situation may arise for example, where a Savings Bank goes public and offers investment opportunities to its long-term depositors. Purchase of a security pursuant to this section is still subject to the Code’s reporting requirements. This policy does not prohibit an Access Person from buying securities in the open market after such offering, provided all other applicable provisions of this Code are met. This restriction does not apply to open-end mutual funds, U. S. government issues or money market investments.

C.	Short Term Trading Bans

Essex Employees and other Access Persons are prohibited from profiting as a result of “short-term” trading in any securities subject to this Code. For purposes of this Code, “short-term” trading is defined as the sale/cover of a security within 30 days of a purchase/short of the same security. Essex Employees and other Access Persons are permitted to sell securities at a loss during this 30-day window, provided that they have complied with all of the other provisions of this Code (e.g., pre-clearance).

Unaffiliated mutual funds (i.e., those that are not advised or subadvised by Essex) are excluded from this short- term trading prohibition.

Essex requires this 30-day holding period in order to avoid the appearance of a conflict of interest arising from Access Persons quickly profiting on their personal trades.

D.	Cooperative Investments

Essex Employees and other Access Persons may have a beneficial interest in a limited partnership, business trust, or investment club, or other similar organization dealing in securities (“Cooperative Investment”) only with the prior written approval of the CCO. This provision does not apply to a Cooperative Investment managed by Essex for its Employees.

One of the factors to be considered by the CCO will be the extent the Access Person takes part in any investment decision. If the Access Person takes any part in any investment decision, or could have the appearance of taking part in any decision, the Cooperative Investment must follow this Code, including the pre- clearance provision. If the Cooperative Investment does not adhere to this Code, then participation by the Access Person will be prohibited. The CCO’s decision will be final.

E.	Mutual Funds

Essex Employees and other Access Persons may invest in any regulated investment company (mutual fund) provided the purchase or sale of such fund(s) is on substantially the same terms as someone who is not associated with Essex.

Noted throughout this Code are various provisions related to open-end mutual funds. In summary, on a monthly basis you must report transactions in all Essex Sub-Advised Mutual Funds and unaffiliated open-end mutual funds (other than transactions in Essex’s Employee 401(k) plan), except that you do not need to include on your monthly reports automatic contributions or withdrawals to or from a mutual fund (nonetheless, you must pre-clear any automatic contribution or withdrawal plan that involves more than $1,000 per month). In addition, initially (upon employment) and annually (thereafter) you must report all holdings of Essex Sub- Advised Mutual Funds and unaffiliated open-end mutual funds outside of Essex’s Employee 401(k) plan (including those held as a result of an automatic contribution plan). As described above, you are also prohibited from engaging in short-term trading, meaning within a 30-day period, in Essex Sub-Advised Mutual Funds. Finally, with respect to Essex Sub-Advised Mutual Funds, you must pre-clear all your transactions (other than those pursuant to an automatic contribution or withdrawal plan that has been pre-cleared, or is exempt from pre-clearance under that Section). See Appendix K for a current list of Essex Sub-Advised Mutual Funds.

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F.	Options and Short Sales

Like any other security, the use of options and short sales are subject to all provisions of this Code. Due to the restrictions on simultaneous transactions, the limited life of an option contract, and the potential for unlimited losses on short sales, an Access Person should very carefully consider the implications of writing, buying, selling, exercising put or call options, or making short sales, or combinations of any of the foregoing. The Access Person should weigh the risks associated with these types of investments because of the special nature of some of these transactions, the potential conflicts they may create with investments held in or being considered for purchase or sale by client accounts, and the trading restrictions and prohibitions contained in this Code.

In addition, the potential for conflict and/or the appearance of conflict of interest with our clients by using these types of investments is increased. The appearance of front-running is also increased. Therefore, the use of these types of investments will be scrutinized by the CCO, and if it is determined that the Access Person benefited, at the expense of any client, the profits from the transaction may be disgorged.

In any case, the use of options to evade the provisions of this Code is prohibited.

G.	Private Placements and Investment Letter Securities

In limited situations, Essex Employees and other Access Persons may purchase investment letter securities, or securities in a private offering; however, the procedures for such purchase are different from the normal pre- clearance authorization for publicly traded securities described above. This section does not apply to securities purchased through a vehicle managed by Essex in which an Access Person has made an investment.

An Access Person’s investment in private placements increases the potential for either a conflict or the appearance of a conflict of interest with Essex’s clients. For example, if the client accounts have accepted the invitation, an Access Person cannot compete with them. If the client accounts have refused, a participation by an Access Person is open to the charge that the client accounts refused to invest, or were encouraged not to invest, in order to enable the Access Person to participate.

If the security is such that a client's accounts could possibly have an interest, a purchase by an Access Person is open to the charge that he received preferred treatment from a broker-dealer because of his association with an investment advisor or a counseling account.

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However, in some instances, there may be extenuating circumstances or special facts, such as personal relationships with the issuer. In addition, in certain situations, it may be in the best interest of the client for an Access Person to make an investment - where for example the purchase of a larger block may reduce the overall unit price of the issue.

Therefore, Access Persons may request permission to make such investments. Application for such permission should be addressed to the CCO. The CCO’s determination will be final and the notification to the Employee of the decision will be retained. The CCO may report such activity to the Compliance and Operating Risk Committee at its next regular meeting, as the CCO determines appropriate.

When making a determination as to whether an Access Person may make an investment in a restricted security, the following will be taken into account:

1.	That each client who is known to be potentially interested in such type of investment or whose stated investment objectives are consistent with such an investment has been informed directly about the opportunity;

2.	Essex has made a good faith determination as to what portion of such offering should be made available to each client in this group of accounts, based on risk/return characteristics, level of diversification, other investment opportunities available, etc. of the client’s account;

3.	All clients whose investment guidelines would permit such an investment have been notified of the investment opportunity and have responded back to Essex, in writing, of their acceptance or rejection of the investment; and

4.	All doubts must be resolved in favor of offering the investment to the client at the expense of the Access Person’s opportunity to invest.

After the above four items have been resolved and the investment opportunity is still available to the Access Person, then the CCO must further determine:

1.	That the Access Person’s participation in the offering will not have a material adverse effect on the terms being offered to the client;

2.	That the Access Person is participating in the offering on the same terms as the client and on the same terms as generally being offered to other prospective investors;

3.	That the proposed transaction in no way creates any unfairness to any of Essex’s existing clients; and

4.	That any conflict will be resolved in favor of the client, even if it means the Access Person is not allowed to make the investment.

H.	Exempted Transactions

Essex does not generally engage, on behalf of its clients, in securities transactions other than those described specifically in the Code. Nevertheless, all Essex Employees and other Access Persons securities transactions are subject to the principles of the Code, whether or not they are of a type specifically described herein. They are also subject to the pre-clearance procedure, unless the Code expressly states otherwise.

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The following securities transactions do not require pre-clearance or reporting under this Code (except that transactions in unaffiliated mutual funds outside of Essex’s Employee 401(k) plan must be reported), but only if the Access Person is completely satisfied that such an investment is consistent with the general principles of the Code, as well as its specific requirements:

•	Direct investments in obligations of the United States;
•	Investments in commodities (not including index futures or currency futures or forward contracts);
•	Direct investment in real estate (not including securities evidencing an interest in real estate, such as REITs);
•	Investments in unaffiliated mutual funds (which are not subject to pre-clearance but are subject to reporting under this Code, as noted above);
•	Investments in FDIC-insured bank accounts or certificates of deposit;
•	Money market instruments;
•	U.S. Depository Receipts as described in Section III.J(2); and
•	Transactions in Essex’s Employee 401(k) plan

I.	Dividend Reinvestment Plans and Automatic Purchase Plans

Access Persons may participate in an issuer’s dividend reinvestment plan (“DRP”) and may make cash contributions to purchase additional shares through the DRP. The commencement of participation in a DRP is subject to the pre-clearance procedure, as is any cash contribution to a DRP (except as described below).

If an Access Person intends to make small cash contributions ($1,000.00 or less) to an individual DRP on a monthly (or less frequent) basis as part of an ongoing personal investment program in such security, such Access Person may pre-clear the investment program to avoid the need to pre-clear each investment made within the confines of such a plan.

The termination of an investment plan as described above, the termination of participation in the DRP, and the purchase of shares through the DRP by dividend reinvestment alone are not subject to pre-clearance.

This process also applies to all automatic purchase or withdrawal plans involving mutual funds, whether Essex Sub-Advised or unaffiliated (i.e., an Access Person’s automatic purchase or withdrawal plan in a mutual fund must be pre-cleared if the Access Person’s transactions will be greater than $1,000.00 per month; once the plan, as a whole, is pre-cleared, the Access Person need not pre-clear each purchase or withdrawal made within the confines of the plan).

J.	Exemptions

1.	Purchases or sales of securities may be exempted from the provisions of Section I-3A. if the Access Person obtains a certification from a Trader that the proposed purchase or sale, or any purchases or sales by Essex accounts in the next 7 calendar days, are unlikely to have a material impact on the price of the security. The CCO then must also approve such exemption.

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2.	Purchases or sales of securities may be exempted from the provisions of Section I-3A. if the CCO determines that a client account transaction is due to unforeseen client-directed cash flows (in or out) and is unlikely to have a material impact on the price of the security or securities.

3.	Purchases or sales of U.S. Index Depository Receipts (e.g., S & P Depository Receipts – SPDR) and other exchange traded funds (“ETFs”) may also be exempted from the provisions of I-3A. if, pursuant to an exemption obtained from the CCO such proposed purchase or sale, or any purchases or sales by Essex accounts in the next seven calendar days, are unlikely to have a material impact on the price of the U.S. Index Depository Receipt or other ETF.

Please be reminded that regardless of the above possible exemption, all ETF’s are considered reportable securities for purposes of this Code.

Simultaneous transactions by Access Persons in securities that are also held by Essex clients, at a minimum, may create the appearance of a conflict of interest with the interests of the Essex client. However, the provisions of this Code are designed to recognize that, as a practical matter, there is little chance for a client to be harmed, or an Employee to benefit through “front- running”, if purchases or sales are made in small amounts in a large capitalized, liquid stock. In making the certification necessary to obtain this exemption, the Trader shall consider the market capitalization of the security, its average daily trading volume, and the likelihood that the Access Person’s transaction (or any potential transactions by Essex client accounts in the next seven calendar days) would produce a material impact on the security’s price. In instances of firm- wide trades, however, this de minimis exception would not be permitted and the Access Person’s transaction would not be cleared for trading.

4.	Trading activity through an account for which the Access Person does not have any authority to trade or to exercise discretion is not subject to the pre-clearance or reporting provisions of this Code. This would include for example, Blind Trusts or brokerage accounts where the Access Person cannot exercise trading authority.

Any investment plans or accounts that may be eligible for these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan or a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification (Appendix L) upon commencement of their employment and on an annual basis thereafter.

I-4	Procedural Requirements

A. Prior to entering any personal securities transaction in securities other than those exempted under Section I-3J.(3) or Section I-3J.(4) of this Code, the Access Person will be required to have a Pre- clearance Form (see Appendix B) executed by both a Trader and the CCO1 (as well as by the Access Pereson himself/herself) certifying:

[1]	Any pre-clearance requests submitted by the CCO will be approved by a Trader.

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1.	There are no open orders currently pending on the trading desk;

2.	That there is no interest that might result in activity in said security during the immediate days ahead;

3.	That there has not been an Essex transaction during the last 7 calendar days (other than transactions in a client account due to unforeseen client-directed cash flows (in or out) provided there is no material impact on the market price of any such security or securities, in accordance with Section I-3J.(2));

4.	There is not any research currently being conducted and to the best of the CCO’s knowledge, no research is contemplated that might result in transaction activity during the immediate days ahead

5.	That the Access Person is not aware of any information which has not been disclosed to the Investment Committee, which, if it had been disclosed might have resulted in either the purchase or sale of a security for any of Essex’s client accounts; and

6.	That the Access Person is not going to sell/cover this security within 30 days of this personal security transaction.

Failure to obtain pre-clearance for a personal security transaction is a serious breach of Essex’s rules. Violations of the pre-clearance requirement may subject the Employee to disciplinary action. Failure to obtain pre-clearance may also result in the trade being canceled with the Access Person bearing any losses that may occur. Any profits that may result from an unauthorized trade will be donated to a charity designated by Essex.

B. If a previously entered Access Person’s transaction falls within the applicable blackout period, the Trader must contact the CCO who may, in his sole discretion, cancel the transaction prior to settlement. If the transaction cannot be canceled prior to settlement, then the CCO may, in his sole discretion, require the Access Person to disgorge any resulting profits to Essex, who will then donate such profits to a charity it designates. The amount of any such profits will be determined by the CCO in his sole discretion.

C. Upon written application to the CCO demonstrating good cause, an Access Person who is not an Employee of Essex may be completely or partially exempted from the pre-clearance provisions set forth above. Any exemption shall be in writing, may be subject to such conditions as the CCO shall determine, and may be revoked at any time by giving written notice to the Access Person. If a request for exemption is denied or revoked, the Access Person must follow the procedures set forth above. The denial or revocation of an exemption is a final decision.

I-5	Reporting Requirements

All Employees are required to submit the following reports:

A.	Initial and Annual Code of Ethics Certification (see Appendix C)

No later than 10 days after becoming an Access Person, each Access Person must submit a certification that they have read and understood the Code of Ethics. Further, Access Persons are required to certify at least annually that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code (see Appendix C).

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B.	Initial or Annual Holdings Report (see Appendix D)

No later than 10 days after becoming an Access Person, each Access Person must submit an Initial Holdings Report covering his/her holdings. Annually, each Access Person must submit an Annual Holdings Report and all reportable securities/statements no later than February 14th of each year. The information provided must be current as of a date no more than 45 days within the date the report is submitted. Initial and annual reports must disclose the existence of all accounts that hold any securities, even if none of those securities fall within the definition of a “Reportable Security.” (See Attachment A for definition.) All Essex Sub-Advised Mutual Funds and unaffiliated mutual funds, with the exception of money market funds, must be included in Initial Holdings Reports and Annual Holdings Reports.

Each Access Person must list all open securities accounts at the time of this report in which you have a “Beneficial Interest.” An individual has a Beneficial Interest in a security if he or she can directly or indirectly profit from the security. An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by Immediate Family Members sharing the same household.

C.	Monthly Transaction and Account Report (see Appendix E)

Each Access Person must submit a monthly transaction report listing the Access Person’s Reportable Securities transactions for the month by the 10th day of the following month. As described in Section I-3E., automatic contributions and withdrawals from mutual funds that are subject to a plan that has been pre-cleared (or is exempt from pre-clearance) under Section I-3I. do not need to be reported on the monthly reports. A blank copy of this report is available from the CCO. Access Persons must also provide information on any new securities account(s) established during the month including the name of the broker, dealer or bank and the date the account was established.

D.	Duplicate Confirmations

Access Persons are required to notify any brokers, dealers, investment advisers, banks and other financial institutions with whom they have their securities trading accounts to forward duplicate confirmations of any and all of their trades to the CCO and may use the form letter attached to this Code to notify such financial institutions.

E.	Reporting of Code of Ethics Violations

If you become aware of any violation of this Code, you are required to promptly report the violation to the CCO.

F.	Annual Code of Ethics Distribution

Each Access Person will be provided a copy of this Code and any amendment thereto, on at least an annual basis and must acknowledge receipt of it and any amendments thereto.

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G.	Annual Compliance Questionnaire (see Appendix F)

All Employees must certify and respond to Essex’s Annual Compliance Questionnaire initially upon employment with the Firm and on an annual basis. In addition, Employees may also be required to submit updated responses to the Annual Compliance Questionnaire upon material life events (i.e. marriage). The questionnaire is designed to identify and address potential conflicts of interest, including those relating to Immediate Family Members.

H.	Report Review

All reports filed in accordance with this Code will be maintained and kept confidential by the CCO. Reports will be reviwed by the CCO, or his designee for this purpose.

I-6	Statement of Policies and Procedures with Respect to the Flow and Use of Material Nonpublic (Inside) Information

Essex forbids any Employee from trading, either personally or on behalf of others, including client accounts, while in possession of material nonpublic information in violation of the law. Every Employee must certify initially upon hire and annually thereafter that they have read, understood and will abide by this Statement of Policy and Procedures (see Appendix G). Any questions regarding Essex’s policy and procedures should be referred to the CCO.

Generally, it is illegal to trade in securities while you are in possession of material, nonpublic, information that might affect the value of those securities or to transmit that information to anyone who may then trade in such security. Because the law of insider trading involves a number of complex legal interpretations, Essex requires every Employee to confer with the CCO and obtain clearance in writing, before entering into any securities transaction involving perceived, possible, material, nonpublic information. The CCO will determine whether proceeding with the proposed transaction would involve substantial risks that the transactions would violate the law. Many aspects of the implementation of the law are “gray” and in this connection, it is Essex’s desire that all of our Employees operate in the most conservative manner, thereby avoiding even the appearance of any impropriety. Every Employee of Essex must follow the procedures described below or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties, including jail sentences.

A.	Inside Information – General Discussion

Federal and state securities law generally make it unlawful to:

•	trade,
•	tip, or
•	recommend securities

while in possession of material nonpublic information. These so-called "insider” trading restrictions come into play if such information:

•	relates to a tender offer,

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•	has been acquired improperly, or
•	though acquired properly, has been obtained in circumstances in which there is a reasonable expectation that it will not be used for trading purposes.

By not adhering to these rules you may subject Essex, yourself and your co-workers to unwanted notoriety and possible business failure. Furthermore, violation of these restrictions may lead to civil penalties, fines and even imprisonment to the violator.

B.	General Prohibitions

1.	Whether or not Rule 14e-3 (the Tender Offer Rule, described below) is applicable, the federal securities laws, and in particular, Section 10(b) of the Securities Exchange Act, prohibit you from trading, tipping or recommending securities if you possess material nonpublic information that you have reason to know was obtained improperly, or though properly obtained, was obtained in circumstances that indicate it should not be used for trading purposes. In particular, you should not trade, tip or recommend securities if you have obtained material nonpublic information on a confidential basis, from an insider in breach of his or her duty, or through "misappropriation".

Rumors

Along with the prohibition noted above, Essex Employees are also advised that Employees and/or Essex may violate Section 10(b) of the Securities Exchange Act and be subject to civil or criminal prosecution should an Employee or Essex engage in the intentional spreading of false rumors or passing on what the Employee or Essex reasonably believes to be a false rumor regarding a publicly traded firm. This action could be seen as market manipulation of securities prices. If an Employee becomes aware of such a situation, he or she should contact the CCO.

2.	Under SEC Rule 14e-3, you may not trade, tip, or recommend securities of a company that is a target of a tender offer if you possess material nonpublic information regarding the tender offer. This prohibition applies if you have reason to know that the information was obtained, directly or indirectly, from the bidder, the target or a person acting on behalf of the bidder or target.

Moreover, the rule applies to trading, tipping and recommendations even before a tender offer has been made. A substantial step includes, for example,

•	the formulation of a plan to make a tender offer,
•	arranging the financing for a tender offer,
•	preparation of tender offer materials, or
•	commencement of negotiations with dealers to participate in a tender offer.

C.	Materiality

Information is "material" if a reasonable investor would want to know it before making an investment decision. In general, information that would affect the value of the securities is material. While it is impossible to list all types of information that might be deemed material under particular circumstances, information dealing with the following subjects is reasonably likely to be considered material:

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•	earnings estimates;
•	dividends;
•	major new discoveries or advances in research;
•	acquisitions, including mergers and tender offers;
•	the sale of substantial assets;
•	changes in debt ratings;
•	significant write-downs of assets or additions to reserves for bad debts or contingent liabilities;
•	liquidity problems;
•	extraordinary management developments;
•	public offerings;
•	major price or marketing changes;
•	labor negotiations; and
•	significant litigation or government agency investigations.

On the other hand, information is generally not material if its public dissemination would not have a market impact. Since such judgments may ultimately be challenged with 20/20 hindsight and the consequences of a wrong decision are potentially severe, you should contact the CCO for advice if you are uncertain whether you possess material information. Here again, it is Essex’s desire to take the most conservative approach and hopefully completely avoid even the appearance of an impropriety.

D.	Non-Public

Information that has not been disclosed to the public generally is "nonpublic." To show that information is public, you should be able to point to some fact showing that it is widely available. Information would generally be deemed widely available if it has been disclosed, for example, in:

•	the broad tape,
•	Reuters,
•	daily newspapers,
•	widely circulated public disclosure documents, such as prospectuses or proxies; or
•	in certain instances, brokerage reports.
•	Nonpublic information may include:
•	information available to a select group of analysts or brokers or institutional investors. However, this may not prohibit an analyst from taking pieces of non-public information, combining it with certain public information, and weaving a mosaic from which an investment conclusion is drawn;
•	undisclosed facts which are the subject or rumors, even if the rumors are widely circulated; and
•	information that has been specifically conveyed to you on a confidential basis until enough time has elapsed for the market to respond to a public announcement of the information.

1.	When You Cannot Trade, Tip or Recommend Securities

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•	You cannot trade, tip or recommend securities of a target whenever you possess material nonpublic information acquired from the bidder or target or one of their agents.

•	As noted above, outside the tender offer context, you are prohibited from trading, tipping, or recommending securities while in possession of material nonpublic information if you obtained the information (1) on a confidential basis from a client or other person, (2) from an insider in breach of his or her fiduciary duty, or (3) through misappropriation.

2.	Information Obtained on a Confidential Basis

When the Firm obtains information from an outside source, typically a client or a potential client, with the expectation that it will keep such information confidential, you are prohibited from using that information to trade, tip or recommend securities, whether or not such an action would involve a violation of the securities laws. The expectation of confidentiality may be explicitly set forth or implied by the nature of the Firm's relationship with the source of the information, as when the Firm obtains information from an investment banking client.

3.	Information Obtained Through a Breach of Fiduciary Duty

•	Even in the absence of an expectation of confidentiality, you are prohibited from trading, tipping or recommending securities on the basis of material nonpublic information disclosed by an insider in breach of fiduciary duty or similar duty.

•	Whether an insider breaches his fiduciary duty by disclosing information to you is not always an easy determination to make and depends in large part on the purpose of the disclosure, it is improper for you to use that information to recommend or trade securities. The "personal benefit" test is satisfied if the insider receives a pecuniary or reputational benefit by disclosing the information.

•	Temporary insiders--You should be aware that for purposes of finding a breach by an "insider," the term "insider" is broadly defined to include not only traditional insiders, such as officers and directors, but also "temporary insiders." Temporary insiders" include, for example, investment bankers, accountants, lawyers, or consultants who have entered into a relationship with the corporation that gives them access to information solely for corporate purposes.

•	The "personal benefit" and "temporary insider" standards are difficult to apply in some situations. You should contact the CCO if you are unsure of how these tests should be applied in a particular case.

4.	Information Obtained Through Misappropriation

"Misappropriated" information is information that has been improperly obtained or though obtained properly, is being used improperly for a purpose contrary to the purpose for which it was given. For example, if a printer, a commercial banker or a lawyer trades on the basis of material nonpublic information entrusted to him by a client, it is likely that he will be found to have misappropriated the information. Likewise if such a

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person divulges the information to you, and you trade, tip or recommend securities, you may be found liable as a "tippee" with respect to the misappropriated information. For this reason, absent approval by the CCO on the basis of a full exploration of the facts, you cannot in such circumstances trade, tip or make recommendations regarding the affected securities.

5.	Qualification on Prohibition

•	Improper disclosures should be distinguished from the situation in which company officers routinely answer questions from you about previously-issued press releases, earnings reports, regulatory filings, or otherwise help you to fill in the gaps of your analysis.

•	In brief, you are not prohibited from using information obtained legitimately through your own analysis or appropriate investigative efforts, if you are satisfied that the disclosure of such information to you was not unlawful.

6.	Possession vs. Use

•	The "possession" test has been adopted in the Exchange Act, Rule 14e-3, relating to tender offers. The treble damages penalty of the Insider Trading Sanctions Act ("ITSA") as well as the damages provisions of the Insider Trading and Securities Fraud Enforcement Act of 1988, explicitly apply to persons who "possess" material nonpublic information.

•	However, under Section 10(b) there is a conflict. While the SEC argues that "possession" rather than "use" is the appropriate standard, language in some court decisions appears to support the "use test." That is, the requirement that the material non-public information has been a factor (i.e., has been used) in the decision to buy or sell. To deal with the potentially difficult proof problem, however, courts create a rebuttable presumption that trading is caused by possession of the information where the information is both material and non-public.

•	It is, therefore, very important to document that one's purchase or sale decision or recommendation was based on legitimate investigatory work and was not based on material non-public information. While such a demonstration may not provide an absolute defense to all charges, it can support the argument that there can be no breach of duty to support a fraud charge under Section 10(b) unless the defendants used the improper information.

E.	SCIENTER

•	The Supreme Court has held that to prove a violation of Section 10(b), a plaintiff (whether the government or a private plaintiff) must prove "scienter". The Court defined scienter as an "intent to deceive, manipulate or defraud," but also stated that it embraces "knowing" misconduct and reserved the issue whether it includes recklessness. Lower courts have held that in most cases recklessness satisfies the scienter requirement of Section 10(b).

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•	There is some uncertainty about exactly how the scienter requirement fits into insider trading cases. Under the possession test, it would appear sufficient if the insider knew (or was reckless in not knowing) that the information was material and nonpublic. Under the fiduciary duty/fraud theory, however, it is not enough that the insider trade on the basis of information that is material and nonpublic. Insider trading is not actionable unless the person trades in breach of a fiduciary duty owed to the other party in the transaction. In this situation, the interpretation most consistent with the Court's theory is that the insider must know of (or be reckless in not knowing) the facts that made the trade a breach of duty to the other party in the transaction. Under the misappropriation theory, the insider must know (or be reckless in not knowing) the facts that make the trade a breach of duty owed to someone other than the other party to the transaction.

•	Scienter generally arises as an issue in tippee cases. Even under the possession test, it was necessary to show that the tippee knew (or at least should have known) that the information was material and nonpublic. Dirks, however, adds the further requirement that the tippee "[know] or should know that there has been a breach." As one district court stated, to prove that a tippee acted with scienter, the plaintiff must prove that he/she” knew or had reason to know that [the tipper] communicated material, nonpublic information for direct or indirect personal gain . . . ." The "should know" and "reason to know" formulations are curious since they are more akin to a negligence formulation than a recklessness standard.

F.	FRONT-RUNNING RESTRICTIONS

•	The purchase or sale of securities while in possession of material non-public information concerning block transactions in those securities is known as "front-running."

•	Trading before a research recommendation is announced or before its market impact has been felt is also known as "front-running." It has been interpreted to violate the requirements of the Exchanges and FINRA if brokers do not adhere to just and equitable trade principles.

G.	COMPLIANCE WITH THESE GUIDELINES

•	These guidelines will be annually distributed to all present Employees and to all new Employees at the time of their employment. The guidelines will be acknowledged by all Employees in writing. From time to time they will be re-circulated and revised in light of new developments.
•	If there is any unresolved question in your mind as to the applicability and interpretation of these guidelines or the propriety of any desired action, the matter must be discussed with the CCO prior to trading or disclosure of the information.

I-7	Sanctions

Upon discovering a violation of Essex’s Code, these procedures, or Essex’s insider trading policies, Essex may impose such sanction(s) as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator and/or restitution to any affected person (including any affected fund or other entity) of an amount equal to the advantage that the violator gained by reason of such violation. In addition, as part of any sanction, Essex may require the Employee or other Access Person involved to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. Violations of the Code or the insider trading policies may also result in criminal prosecution or civil action.

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I-8	Compliance and Operating Risk Committee

The Essex Compliance and Operating Risk Committee will review and consider any proper request of an Employee for relief or exemption from any restriction, limitation or procedure contained in this Code consistent with the principles and objectives of this Code. The Compliance and Operating Risk Committee will also decide the appropriate Code sanctions. The Compliance and Operating Risk Committee will hold meetings periodically and may also call meetings on an ad hoc basis as necessary (such as to consider any such proper request for relief or exemption). The Compliance and Operating Risk Committee's decisions on any matters are within its sole discretion and will be final.

I-9	Client and Company Confidentiality

The services that you perform for Essex may expose you to confidential information including (but not limited to):

1.	Information about Essex’s clients, such as client names, addresses, telephone numbers, personal financial data and other client information;

2.	Information about Essex’s client prospects;

3.	Information regarding Essex’s Employees such as personal information, phone numbers, addresses etc.;

4.	Information regarding Essex’s legal matters, such as SEC inquiries or audits, legal claims or litigation, etc.;

5.	Information relating to the performance of any client account or private fund managed by Essex;

6.	Information regarding clients’ transactions and/or holdings; and

7.	Information relating to companies visiting Essex’s office.

Such information should not be discussed with anyone outside the company without the express knowledge and permission of the senior management of Essex.

All matters relating to Essex that become known to any Employee must be held in the strictest confidence. Employees must assume that all information relating to Essex is confidential and should not be discussed or released to any outside party (including insurance representatives, attorneys, bankers, brokers, former Employees, family members, or friends) without the express knowledge and permission of Essex’s senior management. Outside parties who insist on knowing confidential information should be directed to the CCO.

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Employees also must not use or release any Essex proprietary information without authorization. Proprietary information would include (without limitation) any information relating to portfolio management decisions, analysts reports, clients and their accounts, methods used to select investments, etc.

Employees should not discuss any of Essex’s security holdings (whether for clients or otherwise) including short positions with anyone outside the company. In addition, Employees should not discuss with anyone outside the company any research, analysis, or pending purchase or sale of securities by Essex.

I-10	Recordkeeping Requirements

Essex will maintain the following documents for a period of at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in Essex’s offices.

1.	A copy of each Code for Essex that is or was in effect;

2.	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3.	A copy of each report made by an Access Person as required by this Code section;

4.	A record of all persons who are or were required to make reports under this Code, or who are or were responsible for reviewing these reports; and

5.	A record of any decision, and the reasons supporting the decisions to approve the acquisition by an Access Person of an IPO, a secondary offering, a private placement or investment letter securities.

I-11	Waivers

An Employee may submit to the CCO a request for a waiver from the provisions of the Code. All requests must be in writing. Any grant of such request will be reported to the Compliance and Operating Risk Committee at its next regularly scheduled meeting. All written requests and documentation of grants will be maintained pursuant to Section I-9. The CCO or the Compliance and Operating Risk Committee may deny any such waiver request in its or their sole discretion, and any such decision will be final.

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GENERAL BUSINESS CONDUCT AND AVOIDING CONFLICTS OF INTEREST

II-1	Gifts, Business Entertainment and Essex-Sponsored Events

The following are examples of particular areas which may raise concerns regarding possible conflicts of interest in the Firm’s business. Employees should be sensitive to these and other potential conflicts of interest when conducting the Firm’s business. Periodically, the Firm may request particular information from Firm Employees and other Access Persons to assist in evaluating and managing possible conflicts.

Essex has a fiduciary duty to act in the best interest of its clients and to avoid situations where potential or actual conflicts of interest may jeopardize or appear to jeopardize that duty. One example of a potential conflict is a situation in which Essex or its Employees gives or receives gifts, entertainment or other favors in the course of its business. It is important to Essex’s independence of judgment and the Firm’s image to only give or accept these items in accordance with normally accepted business practices and to not raise any question of propriety. The following outlines Essex’s policy on giving and receiving gifts and is applicable to all Essex’s Employees.

No Employee may, directly or indirectly, give or receive any gift or entertainment from or to anyone with whom Essex has or is likely to have any business dealings (“Business Relationship”) unless the gift or entertainment falls within one of the following categories of permissible gifts or entertainment, and is not otherwise inconsistent with any applicable law or regulation, including, without limitation, the rules governing gifts to public or union officials, ERISA plan fiduciaries, gifts and entertainment given to foreign governments and government instrumentalities and the FINRA rules, discussed below.

Under no circumstances may Employees accept or give gifts from/to any business or business contact in the form of cash or cash equivalents. Gift certificates may only be accepted if used; they may not be converted to cash except for nominal amounts not consumed when the gift certificate is used.

A Business Relationship will be presumed to exist with the following. (This list does not represent an exhaustive list.)

•	Clients
•	Potential clients
•	Brokers
•	Dealers
•	Employees of issuers Essex holds or is actively considering acquiring
•	Vendors

A.	Gifts

For each Essex Employee, gifts from or to a single Business Relationship, having a retail value of $100 or less for the calendar year (individually and in the aggregate) are permitted. Examples of gifts subject to the annual $100 per Business Relationship limit include, but are not limited to, flowers, fruit baskets, wine, or a gift certificate to a store or restaurant. Also included are tickets to a sporting event, theatre, greens fees, an invitation to a reception or cocktail party or comparable entertainment if the donor will not be present. Tickets or gifts for an individual and his or her spouse or family member shall be aggregated in determining whether the tickets have a retail value in excess of $100. Should a gift come to a particular group within Essex, the value will be divided among the Employees in the group. Should a gift come to Essex as a whole, the gift’s value will be divided among all Essex Employees.

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B.	Business Entertainment

So long as the donor or host is present, an occasional meal, a ticket to a sporting event or the theatre, greens fees, an invitation to a reception or cocktail party, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety, is permitted. For the purposes of this paragraph, no Employee may give, or receive, any of the expected business entertainment to, or from the same person on more than four (4) occasions per calendar year. Business entertainment permitted under this paragraph need not be aggregated with other gifts for purposes of the $100 limit set forth above. In addition, client meetings (e.g., over lunch or dinner) are not considered “gifts” and are permitted so long as the event is in the ordinary course of business.

C.	Promotional Items

Promotional items of nominal value that contain Essex’s or the donor’s employer’s logo, such as pens, calendars, or diaries are permitted. Such gifts need not be aggregated for purposes of the $100 rule above but should not exceed a reasonable number from or to the same person within a calendar year.

D.	Essex-Sponsored Events

For an Essex-sponsored event that may or may not fall clearly within one of the above permissible gift categories, officers and Employees must check with the CCO to ascertain whether such an event requires approval. Under appropriate circumstances, a specific or general exemption for Essex-sponsored events may be obtained from the CCO. Employees are responsible for confirming that such an exemption either has been granted or is not necessary before extending an invitation to such an event.

In case of doubt of the estimated retail value of the gifts, or other items/services, Employees should contact the CCO.

E.	Policy Exceptions

In special circumstances, the CCO may grant an exception to these rules regarding gifts and entertainment, provided such gift or entertainment is consistent with the applicable laws and/or regulations. In reviewing a request for an exception, consideration will be given to whether the gift or entertainment is of a type which is customarily associated with ethical business practices, whether the gift or entertainment could be reasonably interpreted by others as bringing discredit to Essex, or offering an improper inducement to the donor, or placing the recipient under an obligation to the donor, and whether the gift or entertainment is so frequent or so extensive as to raise any question of propriety. Examples of gifts or entertainment which may be subject to an exception include limited availability sports or theatre tickets.

F.	Procedures

Employees who receive gifts that are not permitted must return the gift to the donor. If that is not possible, then the gift should be donated to a charitable organization.

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Employees must report to the CCO any gifts given or received (promotional gifts of nominal value described above need not be reported), including those gifts returned to the sender. Employees may complete and submit the Gift Report (see Appendix H).

G.	Business Travel and Related Incidentals

Essex Employees are invited to attend or participate in conferences, tour a company’s facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging.

Generally, Essex must pay for all travel and lodging expenses provided in connection with such activities. However, if appropriate, and with prior approval from the CCO, an Employee may accept travel-related amenities if the costs are considered insubstantial and are not readily ascertainable.

H.	Other Payments from Brokers and Portfolio Companies

Employees may not accept reimbursement from brokers or portfolio companies for: travel and hotel expenses; speaker fees or honoraria for addresses or papers given before audiences; or consulting services or advice they may render. Likewise, Employees may neither request nor accept loans or personal services from brokers or portfolio companies.

I.	Gifts to Public Employees

Employees are reminded that different rules apply when you are giving anything of value to public Employees. No Employee may authorize payment or reimbursement for any meal, entertainment, travel, lodging, or other gift made for or on behalf of any federal, state, county or municipal Employee having anything of value except as permitted by law and approved by the CCO.

J.	Gifts and Entertainment Given to Union Officials

Any gift or entertainment provided by Essex to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of Essex’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO.

K.	Gifts and Entertainment Given to ERISA Plan Fiduciaries

Essex is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO.

L.	Gifts and Entertainment to Foreign Governments and “Government Instrumentalities”

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, Employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

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The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. Essex and its Employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Employees must disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Employees/ must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

M.	Exception Procedures

If an Employee believes that it would be appropriate to give or receive a gift outside the normal gift policy guidelines in a specific situation, he or she must submit a request to the CCO, who may then consult with one or more members of the Compliance/Operating Risk Committee. The request should specify:

•	the name of the donor;
•	the name of the intended recipient and his or her employer;
•	the nature of the gift and its monetary value;
•	the nature of the business relationship; and
•	the reason the gift is being given.

II-2	Political and Charitable Contributions, Public Positions and Outside Business Activities and Outside Business Relationships

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

•	Registered investment advisers;

•	Advisers that would be required to register with the SEC but for the “foreign private advisor” exemption provided by Section 203(b)(3) of the Advisers Act, or that are exempt reporting advisers;

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•	Firms that solicit clients or investors on behalf of the types of advisers described above; and

•	“Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. The SEC’s enforcement staff has interpreted contributions to include substantive donations of an adviser’s communications networks and other resources. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

A.	Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity”.2 This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function;

•	Any Employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that Employee; and

•	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

Essex has determined that it will consider all Employees to be “covered associates”.

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer Employees; advisers with more than 50 Employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular Employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

[2]	A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency.

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B.	Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or Employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.3

C.	Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

D.	Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within Rule 206(4)-5’s definition of a “government entity.” Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

E.	Policies and Procedures

1.	Political Contributions

Political contributions by Essex or its Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

If an Employee is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO using the Political Contribution Pre-clearance Form (see Appendix I). Employees should be aware that political contributions that may require pre-clearance include cash donations, as well as substantive donations of Essex’s resources, such as the use of conference rooms or communication systems. If pre- clearance is granted, it is valid for seven days before and after the intended contribution date. Any contributions outside of this date range require re-approval. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

The CCO will meet with any new Employees to discuss their past political contributions. The review will address the prior six months for potential Employees who will have no involvement in the solicitation of clients or investors; contributions for all other potential covered associates will be reviewed for the past two years. The CCO will prepare a memorandum documenting the discussion’s scope and findings, which will be signed by the CCO and by the individual in question and will be retained by the CCO.

[3]	Similar prohibitions are expected on broker/dealers pursuant to upcoming FINRA lawmaking.

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Employees may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office. However, Employees must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by Essex, rather than its Employees, must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule, as well as a list of all clients and investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

An ALTERNATE REVIEWER is responsible for reviewing the CCO’s political contribution activities. (i.e. Chairman, Co-Chief Executive Officers)

2.	Solicitation Arrangements

Essex will only compensate third parties for referrals of clients or investors that are affiliated with government entities if the solicitor is an eligible “regulated person,” as defined by Rule 206(4)-5 under the Advisers Act, and if the solicitor and its covered associates have not made any disqualifying contributions during the past two years.

The CCO is responsible for reviewing the eligibility of all solicitation arrangements that involve, or are expected to involve, government entities.

3.	Charitable Donations

Essex may make charitable contributions to certain causes. Donations by Essex or Employees to charities with the intention of influencing such charities to become clients or investors are strictly prohibited. All charitable contributions made by Essex must be pre-approved and documented by the CCO. In the event an Employee receives a request from a customer or other Business Relationship that Essex make a charitable contribution, the request should be presented to the CCO for review and approval. Essex may contribute up to $25,000 per year per charity or sponsorship, unless otherwise approved by the CCO.

Personal contributions do not require approval; however Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

4.	Public Office

Employees must obtain written pre-approval from the CCO prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with Essex’s business activities.

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5.	Outside Business Activities

Outside business activities, including charitable, not for profit, or other unpaid or paid activities, may give rise to potential conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of Essex. A conflict of interest or appearance of a conflict of interest may also occur if an Employee or other Access Person has an outside business or financial relationship with clients, service providers or other persons or entities with an existing material relationship with Essex.

An Employee or other Access Person seeking to engage in outside business activities and/or an Employee or other Access Person seeking outside business relationships must obtain approval from his or her supervisor and also must inform the CCO to ensure the approval is documented appropriately. Whether a particular outside activity or outside business relationship will be approved will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with an Employee’s responsibilities to Essex, involve prolonged absences during business hours, or activities that actually compete or give the appearance of competing with Essex’s or its clients’ interests. Additionally, the possibility of adverse publicity and potential liability will be weighed.

If an Employee or other Access Person is associated with an outside business, such as by serving as an officer or director, the Employee or other Access Person should recuse himself or herself from any decisions regarding that entity’s political contributions. If the Employee or other Access Person believes that the outside business’ political contributions could give even the appearance of being related to Essex’s advisory activities or marketing initiatives, the Employee or other Access Person must discuss the matter with the CCO. Any outside business activities by the CCO will be reviewed by an alternative reviewer (i.e. CEO, President or Principal)

6.	Service as a Director

Because of the high potential for conflicts of interest and insider trading, Essex Employees shall not serve on the Board of Directors of a public company without prior approval of the CCO. Restrictions on Essex’s trading in the securities of that company shall then be put into place. Employees should also contact the CCO should any Immediate Family Member serve on the Board of Directors of a public company. The CCO will determine whether any restrictions should be placed on the Firm’s trading in such company’s securities.

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Appendix A

Essex Investment Management Company, LLC

COMPLIANCE MANUAL ACKNOWLEDGEMENT AND CONFIRMATION

I have received and read a copy of the Essex Compliance Manual and any amendments thereto, and agree to abide by all requirements as set forth therein. I further confirm that I have complied with the provisions of the Manual applicable to me and have reported any exceptions or issues to Essex’s CCO.

Printed Name

Signature

Date

A

Appendix B

Essex Investment Management Company, LLC

PRE-CLEARANCE AUTHORIZATION FORM

Name:____________________________________________DATE: _______________________

SUBJECT: Proposed Personal Security Transaction (One Form Per Transaction)

I am currently considering a “Buy Long”, “Sell Long”, “Short Sell” or “Buy To Cover” (CIRCLE ONE ONLY) transaction involving the following (Please write “NEATLY” and only include a Partial Account Number):

Account Name	Account No.	No. of Shares/Par Value (if bonds)	Symbol/Cusip Name

In an attempt to avoid a conflict of interest or even the appearance of a conflict of interest, I hereby certify that there are not any open orders currently pending for the above-referenced security. In addition, I am not aware of any interest that might result in any activity in the above-referenced security during the immediate days ahead. Lastly, I hereby confirm there has been no activity during the prior seven calendar days (and up to the time I sign this form) by any of our clients (other than transactions due to unforeseen client-directed cash-flows).

Trader (CCO if Trader request)	Time	Date

I hereby certify that, to the best of my knowledge, there is not any research currently being conducted and I have not directed any person to perform such research that might result in transaction activity in the above-referenced security during the immediate days ahead.

Chief Compliance Officer, President, Chairman or Designee	Date

Pursuant to Section I-3J. of the Code of Ethics, I certify that the above contemplated transaction is in a large, liquid security with high trading volume and whose purchase or sale by the employee will not impact the security. Further, any current or subsequent purchase or sale by Essex would not generally be expected to impact the price of the security and thereby benefit the employee.

Trader (CCO if Trader request)	Time	Date

Based upon the above certifications, I have determined that my transaction activity will not conflict with any transaction placed or contemplated on behalf of Essex clients. I certify that I will not sell/cover this security for a profit within 30 days of this transaction. Beyond this, I do not believe there to be even the appearance of a possible conflict of interest. In addition, I am not aware of any information that has not been disclosed to the Investment Committee, which, if it had been disclosed might have resulted in either the purchase or sale of a security for any of Essex’s clients’ accounts. Further, I understand that in the event that a subsequent transaction occurs which would, in the opinion of the Chief Compliance Officer, create or result in a conflict of interest or the appearance of a conflict, the Chief Compliance Officer may require the cancellation of my transaction.

Employee	Date

****TRADE MUST BE FULLY COMPLETED ON DAY OF PRE-CLEARANCE AUTHORIZATION****

B

Appendix C

Essex Investment Management Company, LLC

INITIAL AND ANNUAL CODE OF ETHIC CERTIFICATION

TO: Chief Compliance Officer

FROM:_____________________________________________(please print your name)

DATE: _____________________________________________

SUBJECT: Initial and Annual Code of Ethics Acknowledgement Form – Essex Code of Ethics Section within the Firm’s Compliance Manual

I acknowledge that I have received, read, understood and I hereby assure that I will comply with Essex Investment Management Company, LLC’s Code of Ethics, as amended. I recognize the responsibilities and obligations, including but not limited to preclearance, monthly transaction reports, initial and annual listing of holdings, and compliance with federal securities laws, incurred by me as a result of my being subject to this Code. If initial certification: I hereby agree to abide by the attached Code. If annual recertification: I hereby acknowledge that during the past year I have abided by the attached Code. If otherwise, I have provided a description of my violations and the reason for the same immediately below.

PRINTED NAME

SIGNATURE

DATE

C

Appendix D

Essex Investment Management Company, LLC

INITIAL OR ANNUAL HOLDING REPORT

Full Name (Print): _________________________________________________________________

I certify that I have received, read, understand and agree to abide by Essex’s Code of Ethics within the Compliance Manual. I recognize that the Policies and Procedures described herein apply to me and agree to comply in all respects. I certify that I have reported all brokerage accounts and statements required to be reported under the Code. I also understand that Essex will take appropriate disciplinary actions against me for violating such Policies as well as in the event of any other legal violations. Furthermore, I understand that any violation of the Code of Ethics may lead to serious sanctions, including dismissal from Essex.

Please check one of the appropriate boxes. If applicable, please attach your statements.

Hire Date:_____________________      Date Added to Code of Ethics: _________________

Initial Certification: I certify that this form and attachments fully disclose all of the Securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of Immediate Family Members living in the same household.

[ ]	Initial Certification: I own reportable securities*. I have attached all reportable securities/statements and ATTACHMENT B**.

[ ]	Initial Certification: I do not own any reportable securities*.

OR

Annual Certification: I certify that this form and attachments fully disclose all of the Securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of Immediate Family Members living in the same household.

[ ]	Annual Certification: I owned reportable securities*. I have attached the statement(s) and ATTACHMENT B** for the period ending December 31, YYYY.

[ ]	Annual Certification: I did not own any reportable securities*.

Signature	Date

*	See ATTACHMENT A for the definition of “Securities” and “Reportable Securities”.

**	Please fill out ATACHMENT B If you own Reportable Securities/ attached statement to provide a summary of your various accounts

ATTACHMENT A

*Definition of Reportable Security

Rule 204A-1(e)(10) defines “Reportable Security” as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, except that it does NOT include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than reportable funds; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Note: All ETF’s are considered reportable securities for purposes of this Code.

Section 202(a)(18) of the Advisers Act defines a “Security” as:

Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Definition of Adviser or Sub-Adviser Mutual Fund

Any mutual fund for which Essex acts as an adviser or sub-adviser (A current list of Mutual Fund(s) is available in Appendix K)

ATTACHMENT B – PAGE 1	STATEMENT DATE: ___________________________

Custodian Short Name (I.E. Broker, Bank)	Account Name	Account Number	Account Type (I.E. Individual, Pension, 529 Plan, IRA, ROTH, etc)

ATTACHMENT B – PAGE 2	STATEMENT DATE: ___________________________

(for additional accounts as needed)

Custodian Short Name (I.E. Broker, Bank)	Account Name	Account Number	Account Type (I.E. Individual, Pension, 529 Plan, IRA, ROTH, etc)

Appendix E

Essex Investment Management Company, LLC

MONTHLY TRANSACTION REPORT

MONTHLY REPORT OF PERSONAL SECURITY TRANSACTIONS

(Please submit by the 10th of month following month reported on)

Name:					Month of:

DATE	BUY OR SELL	SYMBOL	SECURITY NAME	SHARES/FACE	PRICE	BROKER

The following Brokerage Accounts were opened this month

ACCT. NUMBER	ACCT. NAME	BROKER NAME	DATE ACCT. ESTABLISHED

Copies of brokerage statements will be accepted if attached to this signed form. If you have executed no transactions and have not opened a new Brokerage Account, please write "NONE" and submit this report.

You must attach an authorized statement(s) to this summary.

SIGNATURE	DATE

Appendix F

Essex Investment Management Company, LLC

ANNUAL COMPLIANCE QUESTIONNAIRE

Name: ______________________________________________________________________

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to Essex Investment Management Co., LLC?
2. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to Essex Investment Management Co., LLC?
4. Do you or any members of your immediate family have any other business or personal relationship with any Client or Investor?
5. Are you or any members of your immediate family employed by any government?
6. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not- for-profit organizations)?
7. Are you aware of any potentially Material Non-Public Information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)

8. To the best of your knowledge, you have complied with the Company’s written policies and procedures regarding:

•  Insider trading;

•  Outside business activities and prior employment;

•  Political contributions; and

Question	Yes	No
• Gifts and Entertainment.
9. Have you been convicted within ten years of any felony or misdemeanor?

10. Are you subject to any order, judgment or decree of any court of competent jurisdiction, entered within the past five years, that restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

In connection with the purchase or sale of any security;

Involving the making of any false filing with the SEC; or

Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities?

11. Are you subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); a federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

Bars you from association with an entity regulated by such commission, authority, agency, or officer;

Bars you from engaging in the business of securities, insurance or banking;

Bars you from engaging in savings association or credit union activities; or

Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past ten years?

12. Are you subject to an SEC order that:

Suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

Places limitations on your activities, functions or operations; or

Bars you from being associated with any entity or from participating in the offering of any penny stock;

13. Are you subject to any order of the SEC within the past five years that orders you to cease and desist from committing or causing a violation or future violation of:

Any scienter-based anti-fraud provision of the federal securities laws; or

Section 5 of the Securities Act of 1933.

14. Have you been suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act

Question	Yes	No
or omission to act constituting conduct inconsistent with just and equitable principles of trade?
15. In the past five years have you filed (as a registrant or issuer), or were you named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or are you the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?
16. In the past five years have you been subject to a United States Postal Service false representation order, or are you subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

Please use the space below to explain any answers appearing in shaded boxes.

By signing below, I certify that I responded to this questionnaire certification completely and accurately.

Print Name:

Signature:

Date:

Appendix G

Essex Investment Management Company, LLC

ACKNOWLEDGEMENT AND CONFIRMATION OF ESSEX’S STATEMENT OF POLICIES AND PROCEDURES WITH RESPECT TO THE FLOW AND USE OF MATERIAL NONPUBLIC (INSIDE) INFORMATION

I have received and read a copy of the Essex Statement of Policies and Procedures with Respect to the Flow and Use of Material Nonpublic (Inside) Information and any amendments thereto, and agree to abide by all requirements as set forth therein. I further confirm that I have complied with the provisions of this Statement and have reported any exceptions or issues to Essex’s CCO.

Printed Name

Signature

Date

Appendix H

Essex Investment Management Company, LLC

GIFTS AND ENTERTAINMENT REPORT

I gave / received a gift / entertainment. (circle as applicable)

Describe the gift or entertainment:

Approximate cost or value (whichever is higher): _______________________________

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or Essex.

If known, describe the reason that the gift or entertainment was given or received:

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value.

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No

Is the recipient an ERISA plan fiduciary? Yes / No

Is the recipient an officer, employee, or other “instrumentality” of a foreign government? Yes / No

Print Name:

Signature:

Date:

****************************************************************************

Reviewed by:

Comments:

Signature_______________________________	Date __________________________

Appendix I

Essex Investment Management Company, LLC

POLITICAL CONTRIBUTION PRE-CLEARANCE FORM

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations.

Employee’s Name:____________________________________Title: ____________________________

Name of person or entity making the contribution (if other than Employee): ___________________________

Recipient’s Name:________________________________Title: _________________________________

List the office or position for which the recipient is running:

_______________________________________________________________________

If the recipient currently holds a government office or position, list that office or position:

Proposed contribution amount (dollar value): ____________________________________

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions: __________________________

Are you eligible to vote for the candidate? Yes / No

Intended Date of Contribution: _______________

Note: Pre-clearance will be valid for seven days before and after the intended date.

By signing below, I am attesting to the fact that I have not and will not, solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where Essex is providing or seeking government business.

Signature:_____________________________________________Date: ____________________

<Title of the person who grants approvals> Use Only

_________Approved	_________Not Approved

Reviewed by:___________________________________Date: _______________________________